Exhibit 99.1

Tesla Q3 2018 Vehicle Production and Deliveries

In Q3, we produced 80,142 vehicles, 50% more than our prior all-time high in Q2, including:

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53,239 Model 3 vehicles, which was in line with our guidance and almost double the volume of Q2. During Q3, we transitioned Model 3 production from entirely rear wheel drive at the beginning of the quarter to almost entirely dual motor during the last few weeks of the quarter. This added significant complexity, but we successfully executed this transition and ultimately produced more dual motor than rear wheel drive cars in Q3. In the last week of the quarter, we produced over 5,300 Model 3 vehicles, almost all of which were dual motor, meaning that we achieved a production rate of more than 10,000 drive units per week.

•	26,903 Model S and X vehicles, which was slightly higher than Q2 and in line with our full-year guidance.

Q3 deliveries totaled 83,500 vehicles: 55,840 Model 3, 14,470 Model S, and 13,190 Model X. To put this in perspective, in just Q3, we delivered more than 80% of the vehicles that we delivered in all of 2017, and we delivered about twice as many Model 3s as we did in all previous quarters combined.

Our Q3 Model 3 deliveries were limited to higher-priced variants, cash/loan transactions, and North American customers only. There remain significant opportunities to grow the addressable market for Model 3 by introducing leasing, standard battery and other lower-priced variants of the car, and by starting international deliveries.

Demand for Model S and X remains high. In Q3, we were able to significantly increase Model S and X deliveries notwithstanding the headwinds we have been facing from the ongoing trade tensions between the US and China. Those trade tensions have resulted in an import tariff rate of 40% on Tesla vehicles versus 15% for other imported cars in China.

In addition, Tesla continues to lack access to cash incentives available to locally produced electric vehicles in China that are typically around 15% of MSRP or more. Taking ocean transport costs and import tariffs into account, Tesla is now operating at a 55% to 60% cost disadvantage compared to the exact same car locally produced in China. This makes for a challenging competitive environment, given that China is by far the largest market for electric vehicles. To address this issue, we are accelerating construction of our Shanghai factory, which we expect to be a capital efficient and rapid buildout, using many lessons learned from the Model 3 ramp in North America.

With production stabilized, delivery and outbound vehicle logistics were our main challenges during Q3. We made many improvements to these processes throughout the quarter, and plan to make further improvements in Q4 so that we can scale successfully. As part of this effort, we plan to continue to expand direct deliveries to customers at their home or office, a service we launched in Q3 to improve customer convenience.

8,048 Model 3 vehicles and 3,776 Model S and X vehicles were in transit to customers at the end of Q3, and will be delivered in early Q4. Our overall target of 100,000 Model S and X deliveries in 2018 remains unchanged.

Our net income and cash flow results will be announced along with the rest of our financial performance when we announce Q3 earnings.

We want to thank the entire Tesla team for executing so well during this challenging ramp up in deliveries. We also want to thank all of our customers who volunteered to help us with deliveries, and our new customers who are showing their faith in Tesla by purchasing our products in such large numbers. It was beyond inspiring to see the contributions made by the whole Tesla community.

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Our delivery count should be viewed as slightly conservative, as we only count a car as delivered if it is transferred to the customer and all paperwork is correct. Final numbers could vary by up to 0.5%. Tesla vehicle deliveries represent only one measure of the company’s financial performance and should not be relied on as an indicator of quarterly financial results, which depend on a variety of factors, including the cost of sales, foreign exchange movements and mix of directly leased vehicles.

Forward-Looking Statements

Certain statements herein, including statements regarding future production and delivery of Model S and Model X, expanding direct vehicle deliveries, growing the addressable market for Model 3, and accelerating the buildout of the Shanghai factory in a capital efficient and rapid manner, are “forward-looking statements” that are subject to risks and uncertainties. These forward-looking statements are based on management’s current expectations. Various important factors could cause actual results to differ materially, including the risks identified in our SEC filings. Tesla disclaims any obligation to update this information.